EXHIBIT 99.1

URSTADT BIDDLE PROPERTIES INC. ACQUIRES TWO RETAIL PROPERTIES IN GREENWICH, CONNECTICUT

Greenwich, CT – May 29, 2013 – Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired two retail properties located on Putnam Avenue (US Route 1) in Greenwich, CT. for $18 million.  The properties were purchased subject to an existing mortgage in the amount of $7.7 million that requires payments of principal and interest at a fixed rate of 6.8% per annum.  The mortgage matures in August 2016.  The company funded the balance of the purchase price with available cash remaining from common and preferred stock offerings completed in October 2012.  The properties were purchased from a Greenwich based family that had built the properties and held them for over 40 years.

One of the properties is a 9,300 square foot retail strip center located on West Putnam Avenue and is shadow anchored by a Stop and Shop Supermarket.  The center includes national tenants, Cosi, JP Morgan Chase Bank, and additional tenants consisting of a high end wine retailer, a day spa and women's fitness studio.  The other property, located on East Putnam Avenue, is a 15,000 square foot retail and office center that includes national men's clothier Jos A. Bank and other retailers that provide basic necessities to this affluent community.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, "We are very pleased that we have continued the process of investing capital raised from our stock offerings in October 2012 into high end, high demographic retail shopping centers.  Yesterday we purchased two very well located retail properties in our own back yard of Greenwich, CT; one is shadow anchored and shares a parking lot with a Stop and Shop supermarket and the other contains a well-respected national tenant, Jos A. Bank.  These two purchases continue the strong acquisition momentum begun with our acquisition earlier this year of the grocery-anchored Chestnut Ridge Shopping Center in Montvale, New Jersey and the 110,000 square foot grocery-anchored Village Shopping Center in New Providence, New Jersey.  We are looking at several other opportunities and continue to be willing buyers of quality, fairly priced, retail shopping centers located in our marketplace, the suburban communities surrounding New York City."  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. adds, "We're thrilled to have acquired these two quality retail properties that are both located within minutes of our Greenwich headquarters.   We targeted these properties years ago as acquisition candidates and are excited to add them to our growing portfolio. We already have several exciting leasing leads on the few vacancies at the properties and expect to add value and cash flow to these Greenwich properties quickly by leasing the remaining vacant space."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 66 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 174 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividends to its shareholders for the last 19 years.

For additional information, please contact Willing L. Biddle, COO, John Hayes, CFO or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.